Exhibit 99.1

FOR IMMEDIATE RELEASE	Company Contact:	Agency Contact:
	Marty McDermut	Kirsten Chapman
	Vitesse Semiconductor	LHA
	www.vitesse.com	www.lhai.com
	1.805.388.3700	1.415.433.3777
	invest@vitesse.com	VTSS@lhai.com

Vitesse Reports Second Quarter Fiscal Year 2014 Results

•	Net revenues totaled $25.6 million, increase of 3% from the second quarter last year

•	New product revenue of $11.5 million, up 29% sequentially and up 63% from the second quarter of fiscal year 2013

•	New product design wins grew over 40% in first half of fiscal year compared to same period last year

CAMARILLO, Calif. ─ May 6, 2014 ─ Vitesse Semiconductor Corporation (NASDAQ: VTSS), a leading provider of advanced IC solutions for Carrier, Enterprise and Internet of Things (IoT) networks, reported its financial results for the second quarter of fiscal year 2014, ended March 31, 2014.

“Vitesse’s new product revenue was $11.5 million, up 29% sequentially, and now 46% of product revenue. We expect new product revenue to sustain strong growth in the second half and throughout 2015,” said Chris Gardner, CEO of Vitesse.

“We are very pleased with the traction of our new product portfolio in the market. Our success in converting design wins to growing new product revenue, expanding relationships with existing customers and winning new major customers has given us increased confidence in our position in the market and our business model going forward. Design win performance is the primary leading indicator for future growth. In the first half of 2014, total new product wins increased more than 40% from the year ago period. Vitesse’s Carrier Ethernet switch engines are leading our success, with wins for just these products up nearly 100% from last year. Strong momentum is being driven by our core Carrier and Enterprise markets, as well as accelerating traction in Ethernet-based IoT, which now represent over 25% of our design wins.”

Second Quarter Fiscal Year 2014 Financial Results Summary

•	Total net revenue was $25.6 million, compared to $27.1 million in the first quarter of fiscal year 2014 and $24.8 million in the second quarter of fiscal year 2013.

•	Product revenue was $24.9 million, compared to $24.9 million in the first quarter of fiscal year 2014 and $24.7 million in the second quarter of fiscal year 2013.

◦	The product lines contributed the following as a percentage of product revenue as compared to the first quarter of fiscal year 2014:

▪	Carrier networking products: 47.6% versus 52.1%

▪	Enterprise networking products: 51.7% versus 47.3%

◦	Intellectual property revenue totaled $0.7 million, compared to $2.2 million in the first quarter of fiscal year 2014 and $0.1 million in the second quarter of fiscal year 2013.

•	Product margins were 55.9%, compared to 57.1% in the first quarter of fiscal year 2014 and 54.0% in the second quarter of fiscal year 2013.

•	Operating expenses were $19.0 million, compared to $18.6 million in the first quarter of fiscal year 2014 and $17.3 million in the second quarter of fiscal year 2013.

•	Operating loss was $4.4 million, compared to operating loss of $2.2 million in the first quarter of fiscal year 2014 and $3.9 million in the second quarter of fiscal year 2013.

•
Non-GAAP operating loss was $2.7 million, compared to non-GAAP operating loss of $0.9 million in the first quarter of fiscal year 2014 and non-GAAP operating loss of $2.8 million in the second quarter of fiscal year 2013.

•
Net loss was $5.8 million, or $0.10 per basic and fully diluted share. This compares to net loss of $5.4 million, or $0.09 per basic and fully diluted share, in the first quarter of fiscal year 2014, and net loss of $4.8 million, or $0.13 per basic and fully diluted share, in the second quarter of fiscal year 2013.

•
Non-GAAP net loss was $4.1 million, or $0.07 per basic and fully diluted share, compared to non-GAAP net loss of $2.4 million, or $0.04 per basic and fully diluted share, for the first quarter of fiscal year 2014, and non-GAAP net loss of $3.8 million, or $0.10 per basic and fully diluted share, in the second quarter of fiscal year 2013.

Balance Sheet Data at March 31, 2014 as Compared to September 30, 2013

•	Cash balance was $48.2 million, compared to $68.9 million.

•	Accounts receivable was $9.9 million, compared to $9.8 million.

•	Inventory was $11.3 million, compared to $10.7 million.

•	Total debt was $48.3 million, compared to $60.8 million.

Financial Outlook
For the third quarter of fiscal year 2014, ending June 30, 2014, Vitesse expects revenue to be in the range of $26.5 million to $28.5 million and product margins to be between 54% and 56%. GAAP operating expenses are expected to be between $17.0 million and $18.0 million.

May 6, 2014 Conference Call Information
A conference call is scheduled for today, May 6, 2014, at 1:30 p.m. Pacific Time / 4:30 p.m. Eastern Time to review the financial results for the second quarter of fiscal year 2014.

To listen to the conference call via telephone, dial 888.438.5453 (U.S. toll-free) or 719.325.2469 (International) and provide the passcode 7602530. Participants should dial in at least 10 minutes prior to the start of the call. To listen via the Internet, the webcast can be accessed through the investor section of the Vitesse corporate web site at www.vitesse.com.

The playback of the conference call will be available approximately two hours after the call concludes and will be accessible on the Vitesse corporate web site or by calling 877.870.5176 (U.S. toll-free) or 858.384.5517 (International) and entering the passcode 7602530. The audio replay will be available for seven days.

About Vitesse
Vitesse (NASDAQ: VTSS) designs a diverse portfolio of high-performance semiconductor solutions for Carrier and Enterprise networks worldwide. Vitesse products enable the fastest-growing network infrastructure markets including Mobile Access/IP Edge, Cloud Computing, SMB/SME Enterprise and IoT Networking. Visit www.vitesse.com or follow us on Twitter @VitesseSemi.
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Vitesse is a trademark of Vitesse Semiconductor Corporation in the United States and other jurisdictions. All other trademarks or registered trademarks mentioned herein are the property of their respective holders.

VTSS-F

Cautions Regarding Forward Looking Statements
All statements included or incorporated by reference in this release and the related conference call for analysts and investors, other than statements or characterizations of historical fact, are forward-looking statements that are based on our current expectations, estimates and projections about our business and industry, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” and similar terms, and variations or negatives of these words. Examples of forward-looking statements in this release include the Company’s financial outlook for its third quarter and full year of fiscal 2014, projected revenues from new products and anticipated revenue growth. Forward-looking statements are not guarantees of future performance and the Company’s actual results may differ significantly from the results discussed in the forward-looking statements. Factors and uncertainties that could affect the Company’s forward-looking statements include, among other things: identification of feasible new product initiatives, management of R&D efforts and the resulting successful development of new products and product platforms; acceptance by customers of the Company’s products; reliance on key suppliers; rapid technological change in the industries in which the Company operates; and competitive factors, including pricing pressures and the introduction by others of new products with similar or better functionality than the Company’s products. These and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which should be read in conjunction herewith for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Measures
A non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. Non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Other companies may use different non-GAAP measures and presentation of results.

We provide non-GAAP measures of non-GAAP operating expenses, non-GAAP income (loss) from operations and non-GAAP net income (loss) as a supplement to financial results based on GAAP operating expenses, GAAP income (loss) from operations and GAAP net income (loss). The Company believes that the additional non-GAAP measures are useful to investors for the purpose of financial analysis. We believe the presentation of non-GAAP measures provides investors with additional insight into underlying operating results and prospects for the future by excluding gains, losses and other charges that are considered by management to be outside of the Company’s core operating results. Management uses these measures internally to evaluate the Company’s in-period operating performance before taking into account these non-operating gains, losses and charges. In addition, the measures are used for planning and forecasting of the Company’s performance in future periods.

In deriving non-GAAP operating expenses from GAAP operating expenses, we exclude stock-based compensation charges and amortization of intangible assets. In deriving non-GAAP income (loss) from operations from GAAP income (loss) from operations, we exclude stock-based compensation charges and amortization of intangible assets. In deriving non-GAAP net income (loss) from GAAP net income (loss), we further exclude loss on extinguishment of debt and gain on the embedded derivative. Stock-based compensation charges, amortization of intangible assets, loss on extinguishment of debt, and gain on the embedded derivative represent charges that recur in amounts unrelated to the Company’s operations.

The non-GAAP financial measures we provide have certain limitations because they do not reflect all of the costs associated with the operation of our business as determined in accordance with GAAP. Non-GAAP operating expenses, non-GAAP income (loss) from operations and non-GAAP net income (loss) are in addition to, and are not a substitute for or superior to, operating expenses, income (loss) from operations and net income (loss), which are prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. A detailed reconciliation of the non-GAAP measures to the most directly comparable GAAP measure is set forth below. Investors are encouraged to review these reconciliations to appropriately incorporate the non-GAAP measures and the limitations of these measures into their analyses. For complete information on stock-based compensation, amortization of intangible assets, loss on extinguishment of debt, and the change in the fair value of our embedded derivatives, please see our Form 10-Q for the quarterly period ended March 31, 2014 and Form 10-K for the year ended September 30, 2013.

VITESSE SEMICONDUCTOR CORPORATION
UNAUDITED CONSOLIDATED BALANCE SHEETS

	March 31, 2014	September 30, 2013
	(in thousands, except par value)
ASSETS
Current assets:
Cash	$48,201	$68,863
Accounts receivable	9,921	9,807
Inventory, net	11,347	10,692
Prepaid expenses and other current assets	2,067	1,897
Total current assets	71,536	91,259
Property, plant and equipment, net	3,308	3,107
Other intangible assets, net	1,502	1,170
Other assets	3,652	3,425
	$79,998	$98,961
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,748	$7,436
Accrued expenses and other current liabilities	12,588	12,245
Current portion of debt, net	32,031	—
Deferred revenue	3,529	2,215
Total current liabilities	55,896	21,896
Other long-term liabilities	497	407
Long-term debt, net	16,243	16,366
Convertible subordinated debt, net	—	44,384
Total liabilities	72,636	83,053
Stockholders’ equity:
Preferred stock, $0.01 par value: 10,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.01 par value: 250,000 shares authorized; 58,716 and 57,545 shares outstanding at March 31, 2014 and September 30, 2013, respectively	587	575
Additional paid-in-capital	1,894,305	1,891,661
Accumulated deficit	(1,887,530)	(1,876,328)
Total stockholders’ equity	7,362	15,908
	$79,998	$98,961

VITESSE SEMICONDUCTOR CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended March 31,		Six Months Ended March 31,
	2014	2013	2014	2013
	(in thousands, except per share data)
Net revenues:
Product revenues	$24,869	$24,689	$49,732	$48,594
Intellectual property revenues	723	64	2,943	1,886
Net revenues	25,592	24,753	52,675	50,480
Costs and expenses:
Cost of product revenues	10,979	11,369	21,655	22,344
Engineering, research and development	10,896	9,777	21,575	20,281
Selling, general and administrative	8,005	7,390	15,859	15,360
Amortization of intangible assets	91	89	179	186
Costs and expenses	29,971	28,625	59,268	58,171
Loss from operations	(4,379)	(3,872)	(6,593)	(7,691)
Other expense (income):
Interest expense, net	1,492	1,966	3,196	3,936
Gain on compound embedded derivative	—	—	—	(803)
Loss on extinguishment of debt	—	—	1,594	—
Other expense (income), net	32	5	93	(26)
Other expense, net	1,524	1,971	4,883	3,107
Loss before income tax benefit	(5,903)	(5,843)	(11,476)	(10,798)
Income tax benefit	(72)	(996)	(274)	(919)
Net loss	$(5,831)	$(4,847)	$(11,202)	$(9,879)

Net loss per common share - basic and diluted	$(0.10)	$(0.13)	$(0.19)	$(0.30)
Weighted average common shares outstanding - basic and diluted	58,327	37,215	57,965	32,587

VITESSE SEMICONDUCTOR CORPORATION
UNAUDITED RECONCILIATION OF GAAP RESULTS TO NON-GAAP RESULTS

	Three Months Ended March 31,		Six Months Ended March 31,
	2014	2013	2014	2013
	(in thousands, except per share data)
UNAUDITED RECONCILIATION OF GAAP NET LOSS TO NON-GAAP NET LOSS

GAAP net loss	$(5,831)	$(4,847)	$(11,202)	$(9,879)

Adjustments:
Stock-based compensation charges	1,615	1,006	2,880	2,149
Amortization of intangible assets	91	89	179	186
Gain on compound embedded derivative	—	—	—	(803)
Loss on extinguishment of debt	—	—	1,594	—
Total GAAP to non-GAAP adjustments	1,706	1,095	4,653	1,532

Non-GAAP net loss	$(4,125)	$(3,752)	$(6,549)	$(8,347)

Net loss per common share - basic and diluted:
GAAP net loss per common share	$(0.10)	$(0.13)	$(0.19)	$(0.30)
Adjustments	0.03	0.03	0.08	0.05
Non-GAAP net loss per common share	$(0.07)	$(0.10)	$(0.11)	$(0.25)

UNAUDITED RECONCILIATION OF GAAP LOSS FROM OPERATIONS TO NON-GAAP LOSS FROM OPERATIONS

GAAP loss from operations	$(4,379)	$(3,872)	$(6,593)	$(7,691)
Adjustments:
Stock-based compensation charges	1,615	1,006	2,880	2,149
Amortization of intangible assets	91	89	179	186
Total GAAP to non-GAAP adjustments	1,706	1,095	3,059	2,335

Non-GAAP loss from operations	$(2,673)	$(2,777)	$(3,534)	$(5,356)

UNAUDITED RECONCILIATION OF GAAP OPERATING EXPENSES TO NON-GAAP OPERATING EXPENSES

GAAP operating expenses:
Engineering, research and development	$10,896	$9,777	$21,575	$20,281
Selling, general and administrative	8,005	7,390	15,859	15,360
Amortization of intangible assets	91	89	179	186
Total GAAP operating expenses	18,992	17,256	37,613	35,827
Adjustments:
Stock-based compensation charges	1,390	862	2,471	1,851
Amortization of intangible assets	91	89	179	186
Total GAAP to non-GAAP adjustments	1,481	951	2,650	2,037

Non-GAAP operating expenses	$17,511	$16,305	$34,963	$33,790